Media General Reports Fourth-Quarter 2011 Results

RICHMOND, Va., Jan. 26, 2012 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a multimedia provider of broadcast television, digital media and print products, today reported operating income for the fourth quarter of 2011 of $27.7 million, excluding non-cash intangible asset impairment of $6 million and severance expense of $3.5 million. This compared with operating income of $36.7 million in the 2010 fourth quarter, excluding severance expense of $1.2 million and an insurance gain of $956,000. The impairment charge in the current quarter was related to DealTaker.com, as discussed below.

The company reported a net loss in the fourth quarter of 2011 of $3.3 million, or 15 cents per share, including the severance expense and impairment. Adjusted for severance and impairment, income in the fourth quarter of 2011 was $4.5 million, compared with income in the 2010 fourth quarter of $9.3 million, adjusted for severance expense and the insurance gain.

Total revenues in the 2011 fourth quarter of $168 million were $22 million, or 11.7 percent, lower than the prior year. This decrease was mostly due to an expected and significant decrease in Political revenues in an off-election year. Political revenues in the fourth quarter of 2010 were $24 million, compared with only $3.6 million in the current quarter. Lower Print revenues and a drop in Advertising Services revenues also contributed to the overall revenue shortfall.

Partially offsetting the lower revenues was an 8.6 percent decrease in total operating costs, adjusted for the severance expense, impairment and insurance gain.

"Media General's fourth-quarter results reflected several positive trends. Automotive advertising at our Broadcast television stations increased 14 percent from the prior year. Excluding Political revenues, total Broadcast revenues increased nearly 9 percent," said Marshall N. Morton, president and chief executive officer. "In addition, the decline in Print revenues moderated to 6.6 percent, compared with a 9.1 percent decrease in the third quarter of 2011. Fourth-quarter Print revenues included strong preprint advertising volume in several markets and solid retail advertising related to the holidays.

"Our media websites generated $8.3 million in revenues, the second highest ever for Media General, driven by 15 percent growth in Local online revenues, which broke the $5 million mark for the first time," Mr. Morton said. "With the acceleration of smartphone penetration, our mobile revenues were up more than three-fold in the quarter and are the fastest-growing advertising category. Mobile page views increased more than 80 percent. Unique visitors to our local media websites increased 7.5 percent, reflecting continuing audience growth from new sources such as tablets and social media.

"As we start the new year, we have generated strong Political revenues from the Republican primaries in South Carolina and Florida, and other campaign and issues spending is starting to ramp up. We have booked strong advance sales for the Super Bowl on our eight NBC stations. As this major election year unfolds, we expect to generate at-or-above-market shares of Political revenues at our highly ranked television stations. Our NBC stations also will benefit from Summer Olympics advertising," Mr. Morton said.

"We have put in place a number of strategic building blocks to increase cash flow generation in 2012, including a major restructuring of The Tampa Tribune. In December, we implemented a reduction in the workforce of 165 positions at The Tampa Tribune and its related print properties. We also implemented a number of other cost-saving actions. These actions will significantly improve cash flow in our Florida market this year," said Mr. Morton.

"For 2012 overall, we expect a continued decline in total Print revenues, although we are not prepared at this early stage to forecast by how much, due to limited visibility. We are making strong progress accelerating our digital strategy, and we are pleased with our paid-content initiatives. Our Internet partnerships are strong and growing," said Mr. Morton.

For the full year 2012, Media General currently expects that cash provided by operations will be used to make interest payments of $58 million, capital expenditures of $23-25 million and retirement plan contributions of $13 million. Other cash will be used to reduce debt wherever possible.

Market Segments

Virginia/Tennessee market profit increased 15 percent to $12.5 million in the fourth quarter, compared with $10.9 million last year. A 10.9 percent decrease in expenses offset a 5.5 percent decline in revenues. Political revenues were $965,000, compared with $1.6 million in the prior year. Local revenues rose slightly, driven by increases at the market's two television stations and a 36 percent jump in Local digital advertising. National revenues decreased 18.4 percent, and Classified revenues were down 17.1 percent. Printing and distribution revenues increased 25.7 percent. Digital media revenues increased 11.4 percent.

Florida market profit of $275,000 included $3.5 million of expense for severance and restructuring The Tampa Tribune and its related print operations. This compared with profit of $6.3 million in the 2010 fourth quarter, which included $5.9 million of Political revenues. Current-year Political revenues were only $194,000. Expenses decreased 3.8 percent, including the severance and restructuring costs. Local revenues decreased 3.1 percent, driven mostly by print declines, partially offset by Local digital revenues, which increased 3 percent. National revenues decreased 20.6 percent, due in part to the absence of BP revenues in the current year. Classified revenues decreased 18.1 percent due to lower real estate, employment and legal spending. Printing and distribution revenues were up 4.9 percent. Digital media revenues declined 9.1 percent, reflecting lower National advertising, partially offset by higher Local spending.

Mid-South market profit was $12 million, compared with $14.9 million in the prior year, primarily due to lower Political revenues in this broadcast-intensive market. Political revenues were $6.8 million in 2010, compared with only $845,000 in the current year. Local advertising revenues decreased just 1 percent, as a result of higher broadcast and digital media advertising, partially offset by print declines. National advertising was essentially even, with seven of the 11 television stations generating increases. Classified revenues were down 9.9 percent. Printing and distribution revenues were up 73.2 percent. Digital media revenue growth of 16.2 percent was the best performance of the company's geographic markets and resulted from a local direct sales focus.

North Carolina market profit was $3.9 million, compared with $2.9 million last year. A revenue decrease of only 2.4 percent was offset by an expense decrease of 8.2 percent. In the 2010 fourth quarter, the market had $724,000 in Political revenues, compared with $24,000 in the current quarter. Local revenues decreased 4.6 percent, primarily reflecting lower spending on the print side. National revenues rose nearly 10 percent, due to increases at both television stations and the Winston-Salem Journal. Classified revenues increased 1.6 percent, due to higher digital advertising and increased legal, automotive and help-wanted advertising at the community newspapers. Printing and distribution revenues rose 63.5 percent, primarily reflecting the printing of USA TODAY in Winston-Salem and several other new accounts. Digital media revenues declined 3.5 percent.

Ohio/Rhode Island market profit of $7.4 million compared with $9.4 million in the 2010 fourth quarter, due to a decrease in Political revenues. Political revenues in the current quarter were only $1.6 million, compared with $8.8 million in the prior year. The current-year Political revenues reflected issue spending in Columbus and the Massachusetts Senate race in Rhode Island. Digital media revenues grew 4.9 percent. Expenses in the market decreased 23 percent. Local revenues increased 20.6 percent, and National advertising grew 7.1 percent.

A loss of $1.3 million in the Advertising Services and Other segment compared with profit of $316,000 in the prior year. The decrease was primarily attributable to lower results at DealTaker.com and Blockdot.

Other Results

In the fourth quarter of 2011, the company performed an impairment test on DealTaker.com, resulting in a noncash pretax impairment charge totaling $6 million. Similar to many other e-commerce businesses, DealTaker.com has suffered the adverse effects of a significant change in the way Internet search results are delivered by Google.

Interest expense was approximately $14.6 million in the current quarter, down from $17.1 million in the prior-year quarter, due primarily to lower interest rates and due, in part, to the maturation of interest rate swaps in August of 2011.

Corporate expense decreased 8.2 percent from the prior year, due to employee furloughs and reductions in discretionary spending.

Newsprint expense decreased 3.6 percent from the 2010 fourth quarter. Consumption decreased 5.5 percent, while the average price per ton this year was $591, compared with $579 per ton in the prior-year quarter.

The company recorded income tax expense of $7.1 million in the fourth quarter, compared to $10.5 million in 2010. Both periods reflected non-cash tax expense related to the company's "naked credit" issue (as previously discussed in the company's public filings) and both were impacted by the effects of intraperiod tax allocation as well as other non-cash adjustments. The reduction in the fourth quarter was due primarily to the presence of the non-cash tax benefits related to the impairment charge recorded in the current period.

Media General's debt at the end of the fourth quarter was $658 million, compared with $663 million at the end of 2010. Total indebtedness to EBITDA was 7.43x, compared with a maximum of 7.75x. Fixed charge coverage ratio was 1.10, compared with a minimum of 0.95. Media General continues to evaluate options for refinancing, amending and/or extending $363 million of bank debt due March 29, 2013. Along with its financial advisors, the company continues to actively monitor the credit markets for potential refinancing at a reasonable cost. Under the existing credit agreement, the two main financial covenants tighten in 2012 with each succeeding quarter. Due to the impact of continued economic weakness and uncertainty on its Print business, and despite the strong favorable prospects for its Broadcast business this year, the company is uncomfortable with its ability to remain in compliance with the covenants as they tighten. Media General intends to present a proposal to its lender group over the next few weeks seeking covenant modifications that would provide more flexibility to operate in the current uncertain economic environment. Media General also will seek an extension of its existing maturity date. The company's objective is to reach agreement with the lender group prior to filing its Form 10-K for 2011.

EBITDA excluding impairment (loss/income before interest, taxes, depreciation and amortization, and impairment) was $37 million, compared with $49.1 million in the 2010 period. After-Tax Cash Flow was $22.4 million, excluding impairment, compared to $32 million in the prior-year. Capital expenditures were $3.4 million this year, compared with $10.9 million in the fourth quarter last year. Free Cash Flow (After-Tax Cash Flow excluding impairment minus capital expenditures) was $19 million, compared with Free Cash Flow of $21.1 million in the prior-year.

Media General provides the non-GAAP financial metrics EBITDA excluding impairment, After-tax cash flow excluding impairment, Free cash flow excluding impairment, Operating income adjusted for severance, impairment and insurance gain, Income adjusted for severance, impairment and insurance gain, and Operating costs adjusted for severance, impairment and insurance gain. The company believes these metrics, along with the supplemental platform results, are alternative measures used by investors, financial analysts and rating agencies to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 2:30 p.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous webcast. To dial in to the call, listeners may call 1-866-510-0704 about 10 minutes prior to the 2:30 p.m. start. The participant passcode is "Media General." Listeners may also access the live webcast by logging on to www.mediageneral.com and clicking on the "Live Webcast" link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 5:30 p.m. today. A telephone replay is also available, beginning at 5:30 p.m. today, and ending at 11:59 p.m. on February 2, 2012, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 75377646.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company is transforming itself over time to a digital media model, while continuing to effectively manage its larger, cash producing broadcast television and print platforms. Media General's operations are organized in five geographic market segments and a sixth segment that includes the company's interactive advertising services and certain other operations. The company's operations include 18 network-affiliated television stations and their associated websites and 23 newspapers and their associated websites. Media General operates three digital media advertising services companies: Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a leading provider of wireless media and mobile marketing services.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Fifty-Two Weeks Ending

	December 25,	December 26,	December 25,	December 26,
(Unaudited, in thousands except per share amounts)	2011	2010	2011	2010

Revenues
Broadcast television	$ 77,858	$ 92,147	$ 278,669	$ 306,750
Digital media and other	9,100	11,247	37,977	42,993
Print	80,776	86,482	299,561	328,372
Total revenues	167,734	189,876	616,207	678,115

Operating costs:
Employee compensation	70,488	75,194	285,635	297,725
Production	33,253	37,353	139,963	147,482
Selling, general and administrative	27,247	29,366	106,636	107,887
Depreciation and amortization	12,580	12,487	51,575	53,089
Goodwill and other asset impairment	6,028	---	32,645	---
Gain on insurance recovery	---	(956)	---	(956)
Total operating costs	149,596	153,444	616,454	605,227

Operating income (loss)	18,138	36,432	(247)	72,888

Other income (expense):
Interest expense	(14,617)	(17,126)	(64,408)	(71,053)
Other, net	273	229	1,035	954
Total other expense	(14,344)	(16,897)	(63,373)	(70,099)

Income (loss) before income taxes	3,794	19,535	(63,620)	2,789

Income tax expense	7,098	10,487	10,702	25,427
Net income (loss)	$ (3,304)	$ 9,048	$ (74,322)	$ (22,638)

Net income (loss) per common share - basic and diluted	$ (0.15)	$ 0.39	$ (3.31)	$ (1.01)

Weighted-average common shares outstanding:
Basic and diluted	22,505	22,366	22,478	22,341

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending December 25, 2011
Virginia/Tennessee	$ 48,673	$ (3,079)	$ 12,524
Florida	35,428	(1,664)	275
Mid-South	44,062	(3,084)	12,026
North Carolina	20,972	(1,340)	3,905
Ohio/Rhode Island	15,752	(701)	7,439
Advertising Services & Other	3,659	(165)	(1,302)
Eliminations	(812)	-	-
			34,867
Unallocated amounts:
Acquisition intangibles amortization		(1,428)	(1,428)
Corporate expense		(1,119)	(7,267)
	$ 167,734	$ (12,580)

Corporate interest expense			(14,603)
Goodwill and other asset impairment			(6,028)
Other			(1,747)

Income before income taxes			$ 3,794

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Three Months Ending December 26, 2010
Virginia/Tennessee	$ 51,502	$ (3,190)	$ 10,939
Florida	42,871	(1,641)	6,332
Mid-South	48,521	(2,631)	14,876
North Carolina	21,487	(1,417)	2,888
Ohio/Rhode Island	20,210	(700)	9,413
Advertising Services & Other	6,022	(147)	316
Eliminations	(737)	-	-
			44,764
Unallocated amounts:
Acquisition intangibles amortization		(1,515)	(1,515)
Corporate expense		(1,246)	(7,918)
	$ 189,876	$ (12,487)

Corporate interest expense			(17,116)
Gain on insurance recovery			956
Other			364

Income before income taxes			$ 19,535

Media General, Inc.
BUSINESS SEGMENTS
(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Twelve months ended December 25, 2011
Virginia/Tennessee	$ 178,982	$ (12,564)	$ 28,582
Florida	133,121	(6,459)	(6,791)
Mid-South	162,396	(12,026)	31,234
North Carolina	75,239	(5,530)	5,722
Ohio/Rhode Island	55,012	(2,943)	16,824
Advertising Services & Other	16,043	(858)	(3,758)
Eliminations	(4,586)	-	-
			71,813
Unallocated amounts:
Acquisition intangibles amortization		(5,930)	(5,930)
Corporate expense		(5,265)	(30,633)
	$ 616,207	$ (51,575)

Corporate interest expense			(64,358)
Goodwill and other asset impairment			(32,645)
Other			(1,867)

Loss before income taxes			$ (63,620)

(Unaudited, in thousands)	Revenues	Depreciation & Amortization	Operating Profit (Loss)
Twelve months ended December 26, 2010
Virginia/Tennessee	$ 192,405	$ (13,052)	$ 36,430
Florida	157,295	(6,883)	11,155
Mid-South	165,648	(11,526)	36,145
North Carolina	77,682	(6,009)	5,485
Ohio/Rhode Island	62,339	(3,179)	20,801
Advertising Services & Other	25,057	(797)	3,124
Eliminations	(2,311)	-	(8)
			113,132
Unallocated amounts:
Acquisition intangibles amortization		(6,175)	(6,175)
Corporate expense		(5,468)	(31,518)
	$ 678,115	$ (53,089)

Corporate interest expense			(71,020)
Gain on insurance recovery			956
Other			(2,586)

Income before income taxes			$ 2,789

Media General, Inc.
REVENUES DETAIL

	Thirteen Weeks Ending			Fifty-Two Weeks Ending
	December 25,	December 26,		December 25,	December 26,
(Unaudited, in thousands)	2011	2010	% Change	2011	2010	% Change

Virginia/Tennessee
Broadcast television	$ 6,661	$ 6,991	(4.7)%	$ 22,189	$ 22,501	(1.4)%
Digital media (local websites and other)	3,065	2,751	11.4%	11,607	9,917	17.0%
Print	38,947	41,760	(6.7)%	145,186	159,987	(9.3)%
Total Virginia/Tennessee revenues	48,673	51,502	(5.5)%	178,982	192,405	(7.0)%

Florida
Broadcast television	13,393	18,278	(26.7)%	50,821	64,606	(21.3)%
Digital media (local websites and other)	1,660	1,826	(9.1)%	7,206	6,922	4.1%
Print	20,375	22,767	(10.5)%	75,094	85,767	(12.4)%
Total Florida revenues	35,428	42,871	(17.4)%	133,121	157,295	(15.4)%

Mid-South
Broadcast television	34,034	38,188	(10.9)%	124,467	127,609	(2.5)%
Digital media (local websites and other)	1,682	1,448	16.2%	6,296	4,947	27.3%
Print	8,346	8,885	(6.1)%	31,633	33,092	(4.4)%
Total Mid-South revenues	44,062	48,521	(9.2)%	162,396	165,648	(2.0)%

North Carolina
Broadcast television	6,516	6,953	(6.3)%	22,450	23,248	(3.4)%
Digital media (local websites and other)	1,285	1,331	(3.5)%	4,869	4,583	6.2%
Print	13,171	13,203	(0.2)%	47,920	49,851	(3.9)%
Total North Carolina revenues	20,972	21,487	(2.4)%	75,239	77,682	(3.1)%

Ohio/Rhode Island
Broadcast television	15,107	19,594	(22.9)%	52,599	60,201	(12.6)%
Digital media (local websites and other)	645	616	4.7%	2,413	2,138	12.9%
Total Ohio/Rhode Island revenues	15,752	20,210	(22.1)%	55,012	62,339	(11.8)%

Advertising Services & Other
Broadcast television (equipment/design company)	2,634	2,426	8.6%	9,365	9,596	(2.4)%
Digital media and other	1,025	3,596	(71.5)%	6,678	15,461	(56.8)%
Total Advertising Services & Other revenues	3,659	6,022	(39.2)%	16,043	25,057	(36.0)%

Eliminations	(812)	(737)	10.2%	(4,586)	(2,311)	98.4%

Total revenues	$ 167,734	$ 189,876	(11.7)%	$ 616,207	$ 678,115	(9.1)%

Selected revenue categories
(Unaudited, in thousands)

Broadcast television revenues (gross)
Local	$ 48,112	$ 45,950	4.7%	$ 176,652	$ 171,833	2.8%
National	24,849	24,599	1.0%	88,634	92,207	(3.9)%
Political	3,607	23,895	(84.9)%	5,714	41,595	(86.3)%
Cable/Satellite (retransmission) fees	5,396	5,128	5.2%	21,367	19,239	11.1%

Digital media and other revenues
Local website revenues
Local	$ 5,322	$ 4,630	14.9%	$ 18,962	$ 14,922	27.1%
National	658	970	(32.2)%	3,087	3,576	(13.7)%
Classified	2,116	2,163	(2.2)%	9,406	9,177	2.5%
Advertising Services	1,025	3,596	(71.5)%	6,678	15,461	(56.8)%

Print revenues
Local	$ 40,776	$ 43,376	(6.0)%	$ 138,693	$ 149,122	(7.0)%
National	4,145	5,748	(27.9)%	15,576	22,691	(31.4)%
Classified	13,609	16,123	(15.6)%	58,624	72,910	(19.6)%
Circulation	15,845	16,351	(3.1)%	63,295	66,691	(5.1)%
Printing/Distribution	4,884	3,780	29.2%	17,791	13,644	30.4%

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	December 25,	December 26,
(Unaudited, in thousands)	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$ 23,141	$ 31,860
Accounts receivable - net	96,961	102,314
Inventories	5,704	7,053
Other	21,251	29,745
Total current assets	147,057	170,972

Other assets	33,413	40,629

Property, plant and equipment - net	374,713	398,939

Goodwill and other intangibles - net	530,858	569,433

Total assets	$ 1,086,041	$ 1,179,973

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 26,595	$ 30,030
Accrued expenses and other liabilities	74,069	89,784
Total current liabilities	100,664	119,814

Long-term debt	658,216	663,341

Deferred income taxes	45,954	34,729

Other liabilities and deferred credits	247,254	198,167

Stockholders' equity	33,953	163,922
Total liabilities and stockholders' equity	$ 1,086,041	$ 1,179,973

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow (excluding non-cash impairment charge)

	Thirteen Weeks Ending		Fifty-Two Weeks Ending

	December 25,	December 26,	December 25,	December 26,
(Unaudited, in thousands)	2011	2010	2011	2010

Net income (loss)	$ (3,304)	$ 9,048	$ (74,322)	$ (22,638)
Interest	14,617	17,126	64,408	71,053
Taxes	7,098	10,487	10,702	25,427
Depreciation and amortization	12,580	12,487	51,575	53,089
Non-cash impairment charge	6,028	-	32,645	-

EBITDA, excluding non-cash impairment charge	$ 37,019	$ 49,148	$ 85,008	$ 126,931

Net income (loss)	$ (3,304)	$ 9,048	$ (74,322)	$ (22,638)
Taxes *	7,098	10,487	10,702	25,427
Depreciation and amortization	12,580	12,487	51,575	53,089
Non-cash impairment charge	6,028	-	32,645	-

After-tax cash flow, excluding non-cash impairment charge	$ 22,402	$ 32,022	$ 20,600	$ 55,878

After-tax cash flow, excluding non-cash impairment charge	$ 22,402	$ 32,022	$ 20,600	$ 55,878
Capital expenditures	3,372	10,878	19,053	26,482

Free cash flow, excluding non-cash impairment charge	$ 19,030	$ 21,144	$ 1,547	$ 29,396
*The Company's income taxes are non-cash in nature and have been added back accordingly.
See 2010 Form 10-K for further discussion.

Operating income adjusted for severance, impairment, and insurance gain
(Unaudited, in thousands)			Thirteen Weeks Ending December 25, 2011	Thirteen Weeks Ending December 26, 2010

Operating income			$ 18,138	$ 36,432
Severance			3,507	1,189
Non-cash impairment charge			6,028	-
Gain on insurance recovery			-	(956)

Operating income adjusted for severance, impairment, and insurance gain			$ 27,673	$ 36,665

Income adjusted for severance, impairment, and insurance gain
(Unaudited, in thousands)			Thirteen Weeks Ending December 25, 2011	Thirteen Weeks Ending December 26, 2010

Net income (loss)			$ (3,304)	$ 9,048
Severance			3,507	1,189
Non-cash impairment charge (net of taxes)			4,247	-
Gain on insurance recovery			-	(956)

Income adjusted for severance, impairment, and insurance gain			$ 4,450	$ 9,281

Operating costs adjusted for severance, impairment, and insurance gain

(Unaudited, in thousands except for percentage)			Thirteen Weeks Ending December 25, 2011	Thirteen Weeks Ending December 26, 2010

Operating costs			$ 149,596	$ 153,444
Severance			(3,507)	(1,189)
Non-cash impairment charge			(6,028)	-
Gain on insurance recovery			-	956

Operating costs adjusted for severance, impairment, and insurance gain			$ 140,061	$ 153,211

Percentage change from prior-year quarter			(8.6)%

SUPPLEMENTAL INFORMATION

Media General, Inc.
RESULTS BY PLATFORM

    The Company manages its operations and financial performance in five geographic market segments and a sixth segment that includes the Company's interactive advertising services and certain other operations. Although the Company is principally managed geographically, its operations generally fall into the following three platforms:  Broadcast Television, Digital Media and Print. The Broadcast Television platform consists of 18 network–affiliated television stations. The Print platform includes 23 daily newspapers and more than 200 specialty publications including weekly newspapers and niche publications. The Digital Media platform consists of all of the websites associated with the Broadcast Television and Print properties along with three advertising services companies:  Blockdot, which specializes in interactive entertainment and advergaming technologies; DealTaker.com, a coupon and shopping website; and NetInformer, a provider of wireless media and mobile marketing services.

    Platform revenue, depreciation and amortization, operating profit (loss) and cash flow are presented for informational purposes only and are provided for the benefit of investors, lenders, financial analysts and rating agencies. These groups may use this information, along with other measures, to evaluate the Company's performance in comparison to peers. Consistent with the Company's segment presentation, amortization of acquired intangibles is not allocated to individual platforms. In the presentation by platform, depreciation and amortization of certain corporate assets that relate solely to a particular platform are allocated to the related platform. Additionally, intercompany costs associated with content that was originally developed for Print or Broadcast and also used on the websites, along with certain sales commissions, are not allocated to the Digital Media results. The results by platform exclude intercompany sales.

(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Three Months Ended December 25, 2011
Broadcast television	$ 77,858	$ (4,987)	$ 27,699	$ 32,686
Digital media and other	9,100	(133)	(769)	(636)
Print	80,776	(5,425)	7,937	13,362
			34,867	$ 45,412
Unallocated amounts:
Acquisitions intangibles amortization	-	(1,428)	(1,428)
Corporate expense	-	(607)	(7,267)
	$ 167,734	$ (12,580)
Corporate interest expense			(14,603)
Goodwill and other asset impairment			(6,028)
Other			(1,747)
Income before income taxes			$ 3,794

(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Three Months Ended December 26, 2010
Broadcast television	$ 92,147	$ (4,825)	$ 35,459	$ 40,284
Digital media and other	11,247	(197)	243	440
Print	86,482	(5,438)	9,062	14,500
			44,764	$ 55,224
Unallocated amounts:
Acquisitions intangibles amortization	-	(1,515)	(1,515)
Corporate expense	-	(512)	(7,918)
	$ 189,876	$ (12,487)
Corporate interest expense			(17,116)
Gain on insurance recovery			956
Other			364
Income before income taxes			$ 19,535

SUPPLEMENTAL INFORMATION

Media General, Inc.
RESULTS BY PLATFORM
(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Twelve Months Ended December 25, 2011
Broadcast television	$ 278,669	$ (20,216)	$ 67,907	$ 88,123
Digital media and other	37,977	(814)	(2,396)	(1,582)
Print	299,561	(22,018)	6,302	28,320
			71,813	$ 114,861
Unallocated amounts:
Acquisitions intangibles amortization	-	(5,930)	(5,930)
Corporate expense	-	(2,597)	(30,633)
	$ 616,207	$ (51,575)
Corporate interest expense			(64,358)
Goodwill and other asset impairment			(32,645)
Other			(1,867)
Loss before income taxes			$ (63,620)

(Unaudited, In thousands)	Revenues	Depreciation and Amortization	Operating Profit (Loss)	Platform Cash Flow
Twelve Months Ended December 26, 2010
Broadcast television	$ 306,750	$ (20,659)	$ 84,233	$ 104,892
Digital media and other	42,993	(1,165)	2,401	3,566
Print	328,372	(22,835)	26,498	49,333
			113,132	$ 157,791
Unallocated amounts:
Acquisitions intangibles amortization	-	(6,175)	(6,175)
Corporate expense	-	(2,255)	(31,518)
	$ 678,115	$ (53,089)
Corporate interest expense			(71,020)
Gain on insurance recovery			956
Other			(2,586)
Income before income taxes			$ 2,789

CONTACT: Investor Contact, Lou Anne Nabhan, +1-804-649-6103, or Media Contact, Ray Kozakewicz, +1-804-649-6748